February 21, 2006



U.S. Global Accolade Funds
7900 Callaghan Road
San Antonio, Texas 78229

Ladies and Gentlemen:

I hereby consent to the incorporation by reference in Post-Effective Amendment No. 30 (Amendment) to Registration Statement 33-61542 on Form N-1A (Registration Statement) of U.S. Global Accolade Funds (Trust) of my opinion with respect to the legality of the shares of the Trust representing interests in the Eastern European Fund, Global Emerging Markets Fund, Holmes Growth Fund, and MegaTrends Fund, assuming that all of the shares are sold, issued, and paid for in accordance with the terms of the Trust's prospectuses and Statements of Additional Information as contained in this Amendment to the Registration Statement.

I am licensed to practice law in the State of Texas and not in any other jurisdiction. I do not claim special expertise in the laws of any other jurisdiction.

I hereby consent to the use of this opinion as an exhibit to this Amendment. I further consent to the reference to me in the Statements of Additional Information under the heading "Fund Counsel" as found in Part B of the Amendment.

Sincerely,

/s/Susan B. McGee
------------------------------
Susan B. McGee
General Counsel, Executive Vice President
U.S. GLOBAL ACCOLADE FUNDS

SBM:drg